Exhibit 10.10

Irrevocable Undertaking of Indemnification

This Irrevocable Undertaking of Indemnification (the “Undertaking”) is made and entered as of the 26th day of July, 2010, by and among (a) Integrity Applications, Inc., a Delaware corporation (the “Company”), (b) Avner Gal (“Gal”), (c) Zvi Cohen (“Cohen”), (d) Ilana Freger (“Ilana”), (e) David Malka (“Malka”), and (f) Alexander Raykhman (“Raykhman”).

Introductory Statement

A.           Pursuant to a reverse triangle merger (the “Merger”) among the Company, A.D. Integrity Applications, Ltd., an Israeli corporation (“Integrity Israel”), and Integrity Acquisition Corp. Ltd., an Israeli corporation which was a wholly-owned subsidiary of the Company (“Integrity Acquisition”), completed on July 15, 2010, (a) Integrity Israel merged with Integrity Acquisition, with Integrity Israel being the surviving corporation, and (b) all of the shareholders and option holders of Integrity Israel received or were entitled to receive shares or options in the Company in exchange for their shares and options in Integrity Israel.  As a result of the Merger, Integrity Israel became a wholly-owned subsidiary of the Company.

B.           On April 29, 2010, the Company received a tax ruling from the Israeli tax authorities pursuant to which current shareholders (including Gal, Cohen, Ilana, Malka and Raykhman) and option holders of the Company will be exempted from tax liability with respect to the Merger until they sell their holdings in the Company, provided they sign the tax ruling, deposit their shares and options with a trustee for a period of two years (the “Trust”), give their written consent to the tax ruling and satisfy certain additional conditions detailed in the tax ruling.

C.           Integrity Israel, Gal, Cohen, Dr. David Freger (“Freger”) and Yigal Dimri (“Dimri”) entered into a certain “Investment Agreement” dated February 18, 2003 (the “Investment Agreement”).  In general and among other things, the Investment Agreement provided that Dimri’s holdings in Integrity Israel were not to be diluted, in connection with an investment round, below 18% of Integrity Israel’s issued share capital (“Dimri's Anti-Dilution Right”), and the aggregate holdings of Gal, Cohen, and Freger in Integrity Israel were not to be diluted below 22.5% of Integrity Israel’s issued share capital, unless agreed otherwise between the parties to the Investment Agreement.

D.           Pursuant to a certain “Agreement” dated May 17, 2005, by and among Gal, Cohen, The Late Dr. David Freger, and Malka, as amended by a certain “Amendment No. 1 to the Agreement” dated October 11, 2005, by and among Gal, Cohen, The Late Dr. David Freger (by his wife/lawful heir Ilana in lieu of The Late Dr. David Freger), Malka and Raykhman (collectively, the “Existing Protection Agreement”), in general and among other things, Gal, Cohen, The Late Dr. David Freger (by his wife/lawful heir Ilana in lieu of The Late Dr. David Freger), Malka and Raykhman agreed among themselves that in any event in which (but for the provisions of Dimri’s Anti-Dilution Right) Dimri would be diluted such that Dimri would hold less than 18% of the Integrity Israel’s issued share capital, they will transfer to Dimri for no consideration, from their own Integrity Israel shares on a pro rata basis, such number of Integrity Israel shares as may be needed so that Dimri continues to hold 18% of Integrity Israel’s issued share capital.

E.           Freger is deceased.  Ilana was Freger’s wife and is Freger’s lawful heir.

F.           The Company desires to make a private offering of certain of its shares pursuant to a Confidential Private Placement Memorandum to raise from $3,500,000 to $12,500,000 (the “Offering”).  Andrew Garrett, Inc. (the “Placement Agent”), has agreed to act as the placement agent for the Offering, subject to certain terms and conditions.

G.           While the Company and all of the other parties hereto believe that Dimri’s Anti-Dilution Right was effectively terminated in connection with the Merger, the parties have reason to believe that Dimri disagrees with the Company’s position.

NOW, THEREFORE, in consideration of the Introductory Statement, of the Company making the Offering, and of the Placement Agent serving as the placement agent for the Company with respect to the Offering, and for Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by all parties hereto, the parties hereto, intending to be legally bound, hereby agree as follows:

1.           Certain Definitions.  For purposes of this Undertaking, the following words and terms shall have the following meanings:

(a)             an “Action” shall mean any action, suit, proceeding, litigation, arbitration, or other legal proceeding of any kind or nature, whether within or outside of the United States of America (including, without limitation, any such Action against the Company, and/or Integrity Israel);

(b)             “Dimri Holdings” shall mean and include Dimri and his heirs, executors, administrators, personal and legal representatives, successors and assigns, including, without limitation, Y.H. Dimri Holdings;

(c)             “Dimri Action” shall mean any Action by or on behalf of Dimri Holdings which, in whole or in part, seeks to enforce, alleges any breach or violation of, is based on, relates to, and/or otherwise arises out of, Dimri’s Anti-Dilution Right;

(d)             “Adverse Consequences” shall means (i) any liability or obligation imposed on the Company, Integrity Israel, and/or their respective successors and assigns, by any final and binding judgment, order, decision, award, injunction, or other ruling of any court of competent jurisdiction, or of any arbitrator, entered, issued, granted or otherwise made in any Dimri Action, or any liability, commitment, agreement or obligation accepted or otherwise agreed to by the Company, Integrity Israel, Indemnitors (as such term is defined hereunder) and/or their respective successors and assigns, under or pursuant to any executed settlement agreement or other agreement settling or otherwise resolving (in whole or in part) any Dimri Action (including without limitation any such liability, obligation, commitment or agreement to either (A) issue, distribute, assign or otherwise transfer any shares of the Company and/or any shares of Integrity Israel to Dimri Holdings, and/or (B) pay any damages in money or other property to Dimri Holdings), and/or (ii) any issuance, distribution, assignment, transfer, payment or other action by the Company, Integrity Israel, and/or their respective successors and assigns, pursuant to or in satisfaction (in whole or in part) of any such liability, obligation, commitment or agreement, provided that all of the aforesaid will not include legal and attorney fees and trial costs; and

(e)             “Fair Market Value” shall mean, with respect to shares of or interests in any entity (including, without limitation, shares of the Company and/or shares of Integrity Israel), (i) if the shares are traded on an exchange, then the closing price for such shares on such exchange on the last day on which shares were so traded immediately preceding the date in question, (ii) if the shares are not traded on an exchange, but are quoted on the Over the Counter Bulletin Board or Pink Sheets, then the bid price (or if there is more than one bid price, average of the bid prices) for such shares on the last date on which such shares were so quoted immediately preceding the date in question, or (iii) if neither (i) or (ii) applies, then the fair market value of the shares or interests on the date immediately preceding the date in question, as determined in good faith by a majority of the disinterested members of the Company’s board of directors.

2.           Indemnity Obligation.  Subject to Section 3, Gal, Cohen, Ilana, Malka and Raykhman and/or any of its successors or assigns, (individually, an “Indemnitor,” and collectively, the “Indemnitors”), jointly and severally, hereby covenant and agree to indemnify and hold harmless the Company, and its successors and assigns from and in respect of any Adverse Consequences, in the event the Company, and/or any of its successors or assigns, suffer, incur, and/or are otherwise subjected to, any Adverse Consequences resulting from, arising out of, caused by, consisting of, and/or otherwise relating to, any Dimri Action.    Notwithstanding Indemnitors’ joint and several liability under this Section 2, the Company agrees that the liability of the Indemnitors shall be several (and not joint) unless and until an Indemnitor defaults with respect to such Indemnitor’s Indemnity Obligation, whereupon the remaining Indemnitors shall be obligated for the defaulting Indemnitor’s Indemnity Obligations on a pro rata basis based on their respective number of Covered Shares on the date of this Undertaking.  The Company agrees to use its best efforts to enforce its rights under this Undertaking against an Indemnitor who defaults with respect to such Indemnitor’s Indemnity Obligation prior to requiring the remaining Indemnitors to satisfy their obligations hereunder with respect to the defaulting Indemnitor’s Indemnity Obligations.  Any such remaining Indemnitors who satisfy a defaulting Indemnitor’s Indemnity Obligations shall not be deemed to have waived any of their contribution rights or any other rights against such defaulting Indemnitor.

3.         Indemnification.

 (a)              Limitation on Indemnity Obligation.  Notwithstanding anything in Section 2 to the contrary, the obligations and liabilities of the Indemnitors under or pursuant to Section 2 (collectively, the “Indemnity Obligations”) shall be limited to, and shall be satisfied solely by or from, the shares of the Company beneficially owned by the Indemnitors on the date of this Undertaking (and any shares or money hereafter distributed thereon, or hereafter issued or distributed in exchange therefor, in payment therefor or otherwise in lieu thereof, including without limitation as a stock dividend, stock split, or pursuant to any merger, consolidation, share exchange, conversion, reorganization, liquidation, recapitalization, reclassification, or any other capital transaction of any kind or nature, and/or the proceeds thereof) (collectively, the “Covered Shares”).  The Indemnitors represent and warrant that on the date of this Undertaking (i) all of the shares of the Company beneficially owned by the Indemnitors on the date of this Undertaking are as set forth on a schedule attached hereto and incorporated herein as Exhibit A (the “List of Shares”), and (ii) such shares constitute all of the Covered Shares.

(b)              Indemnitors’ Transfer of Covered Shares to Dimri in Satisfaction of their Indemnity Obligations.  If, as determined in good faith by a majority of the disinterested members of the Company’s board of directors in their reasonable discretion, the Indemnitors’ Indemnity Obligations may be satisfied (in whole or in part) by the transfer of Covered Shares to Dimri Holdings by the Indemnitors, then pursuant to their Indemnity Obligations the Indemnitors (pro rata among the applicable Indemnitors based on the respective number of shares of the Company held by each such Indemnitor on the date of this Undertaking) shall promptly and in a timely manner so transfer to Dimri Holdings all of the Covered Shares needed to satisfy (in whole or in part) such Indemnity Obligations; provided, however, that (i) this Section 3(b) shall not apply if Dimri Holdings is not obligated to accept Covered Shares from Indemnitors and refuses to so accept (or otherwise will not accept) such Covered Shares from Indemnitors as aforesaid, (ii) Indemnitors’ obligations and liabilities under this Section 3(b) shall be subject to the limitation set forth in Section 3(a), and (iii) if any Covered Shares are then subject to the Trust and as a result may not be transferred as provided in this Section 3(b), then Section 3(d) shall apply.

(c)              Indemnitors’ Transfer of Covered Shares to the Company in Satisfaction of their Indemnity Obligations.  If, as determined in good faith by a majority of the disinterested members of the Company’s board of directors in their reasonable discretion, the Indemnitors’ Indemnity Obligations may not be satisfied in whole by the transfer of Covered Shares to Dimri Holdings by the Indemnitors, then pursuant to their Indemnity Obligations the Indemnitors (pro rata among the applicable Indemnitors based on the respective number of shares of the Company held by each such Indemnitor on the date of this Undertaking and pursuant to section 2 above) shall promptly and in a timely manner transfer to the Company all of the Covered Shares needed to fully satisfy such Indemnity Obligations (if and to the extent not fully satisfied pursuant to Section 3(b) above); provided, however, that (i) Indemnitors’ obligations and liabilities under this Section 3(c) shall be subject to the limitation set forth in Section 3(a), and (ii) if any Covered Shares are then subject to the Trust and as a result may not be transferred as provided in this Section 3(c), then Section 3(d) shall apply.

In the event this Section 3(c) is applicable, then there shall be a determination of the dollar value of (i) the Indemnitors’ Indemnity Obligation (if and to the extent not fully satisfied pursuant to Section 3(b) above), and (ii) each Covered Share which may be so transferred to the Company in satisfaction of said Indemnity Obligation.  Such determination shall be made in good faith by a majority of the disinterested members of the Company’s board of directors in their reasonable discretion; provided, however, that for this purpose the shares of or interests in any entity (including without limitation shares of the Company and/or shares of Integrity Israel) shall be deemed equal to their Fair Market Value on the date the Company, and/or any of its successors or assigns, first suffered, incurred or are otherwise subjected to the applicable Adverse Consequences giving rise to the Indemnitors’ Indemnity Obligations.

(d)              Trust.   If any Covered Shares required to be transferred pursuant to Section 3(b) or Section 3(c) are then subject to the Trust and as a result may not be transferred as provided in Section 3(b) or Section 3(c), as the case may be, then the Indemnitors shall promptly use their best efforts to obtain from the appropriate Israeli tax authorities permission to promptly release such Covered Shares from the Trust and, if such permission is granted, such Covered Shares so released shall be promptly transferred by the Indemnitors as provided in (and subject to the provisions of) Section 3(b) or Section 3(c), as the case may be.  If any or all such Covered Shares are not released from the Trust pursuant to the preceding sentence, then upon the expiration or termination of the Trust (whichever first occurs) such Covered Shares shall be promptly (and in no event later than ten business days thereafter) transferred by the Indemnitors as provided in (and subject to the provisions of) Section 3(b) or Section 3(c), as the case may be. The Indemnitors shall not agree or consent to any amendment or other modification to the Trust which extends the term of the Trust.

(e)              Defense of a Dimri Action.  The Indemnitors shall have the right to assume the defense of any Dimri Action at the Indemnitors’ sole cost and expense, and with counsel of their own choice (provided such counsel is reasonably satisfactory to a majority of the disinterested members of the Company’s board of directors)  , at any time within 15 days after the Company has given notice to all of the Indemnitors of such Dimri Action, which notice shall be given in writing or by email, facsimile or other electronic transmission; provided, however, that the Indemnitors must conduct the defense of such Dimri Action actively and diligently thereafter in order to preserve Indemnitors’ rights in this regard; and provided further that the Company may retain separate co-counsel at the Company’s sole cost and expense and participate in the defense of such Dimri Action.  The Indemnitors will not consent to the entry of any judgment on or enter into any settlement with respect to the Dimri Action without the prior written consent of the Company (not to be unreasonably withheld) unless the judgment or proposed settlement may be satisfied in full from the Covered Shares. The Company will not consent to the entry of any judgment on or enter into any settlement with respect to the Dimri Action without the prior written consent of the Indemnitors (not to be unreasonably withheld).  In the event none of the Indemnitors assumes and conducts the defense of the Dimri Action in accordance with this Section 3(e), then (i) the Company may defend against the Dimri Action in any manner that the Company may reasonably deem appropriate, (ii) the Indemnitors will remain responsible for their Indemnity Obligations as provided herein, and (iii) the Indemnitors may retain separate co-counsel at the Indemnitors’ sole cost and expense and participate in the defense of such Dimri Action.

4.           Term.  The term of this Undertaking shall commence as of the date of this Undertaking and shall continue until the third (3rd) anniversary of the date of this Undertaking; provided, however, that if any Dimri Action is pending on the third (3rd) anniversary of this Undertaking, then the term of this Undertaking shall continue until thirty days after such Dimri Action has been resolved pursuant to a final and binding judgment, order, decision, award, injunction, or other ruling of a court of competent jurisdiction or of an arbitrator, or an executed settlement agreement or similar agreement among all parties to such Dimri Action (the “Term”).

5.           Indemnitors’ Representations and Warranties.  Each Indemnitor represents and warrants to the Company that the statements contained in this Section 5 are true, correct and complete as of the date of this Undertaking.

(a)           Authorization.  Indemnitor has the full power and authority to execute and deliver this Undertaking and to perform Indemnitor’s obligations hereunder. This Undertaking constitutes the valid and legally binding obligation of Indemnitor, enforceable in accordance with its terms and conditions (including, if applicable, in Israel).  Indemnitor need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency (including, if applicable, the government of or any governmental agency of Israel) in order to consummate the transactions contemplated by this Undertaking.

(b)           No Violation.  Neither the execution and delivery of this Undertaking, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency (including, if applicable, the government of or any governmental agency of Israel), or court to which Indemnitor is subject (including, if applicable, those of Israel), (ii) result in the imposition or creation of a pledge, lien, encumbrance, mortgage, charge, or other security interest upon or with respect to Indemnitor’s respective Covered Shares (except for those imposed by the Trust or this Undertaking), or (iii) conflict with, result in a breach of, or constitute a default under, any agreement, contract, lease, license, instrument or other arrangement to which Indemnitor is a party or by which Indemnitor is bound or to which any of Indemnitor’s assets are subject.

(c)           Covered Shares.  Indemnitor beneficially owns the number of Covered Shares set forth next to Indemnitor’s name on the List of Shares, free and clear (except for the Trust and this Undertaking) of (i) any restrictions on transfer, taxes, pledges, liens, encumbrances, mortgages, charges, or other security interests (collectively, “Liens”), and (ii) any options, warrants, purchase rights, contracts, commitments, equities, claims, and demands (collectively, “Options”).  Indemnitor is not a party to any Option (other than this Undertaking) that could require Indemnitor to sell, transfer, or otherwise dispose of any Covered Shares.  Indemnitor is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any Covered Shares (collectively, a “Voting Agreement”).  Indemnitor believes, and this Section 5(c) assumes, that Dimri’s Anti-Dilution Right was effectively terminated in connection with the Merger.

6.           Indemnitors’ Covenants and Agreements.

(a)           No Sales or Transfer of Covered Shares during Term.  Each Indemnitor hereby covenants and agrees that, during the Term of this Undertaking, such Indemnitor (except for the Trust and this Undertaking) shall not (i) sell, assign, transfer or otherwise dispose of any or all of such Indemnitor’s respective Covered Shares, (ii) grant, issue, enter into or allow to exist any Lien on any or all of such Indemnitor’s respective Covered Shares, (iii) sell, assign, grant, enter into or otherwise issue any Option in or to any of such Indemnitor’s respective Covered Shares, and/or (iv) enter into any Voting Agreement with respect to any or all of such Indemnitor’s respective Covered Shares.

Notwithstanding the aforesaid, each Indemnitor shall be entitled to act as written in subsections (i)-(iv) above with respect to no more than 20% (twenty percent) of such Indemnitor’s respective Covered Shares, provided that no Dimri Action shall be pending at the time of such action and that the sale price of each applicable Covered Share by the respective Indemnitor (in case of a sale, assignment, transfer, or other disposition) shall not be less than $6.25 per share.

(b)           Non-Contravention.  Indemnitors (i) shall act in good faith with respect to this Undertaking, (ii) shall seek to, and shall take all action necessary or appropriate to, affirmatively comply with the provisions of this Undertaking, (iii) shall not seek to avoid or circumvent the provisions of this Undertaking, and (iv) shall not take any action to avoid or circumvent the provisions of this Undertaking.

(c)           Stock Power.  Each Indemnitor, promptly upon request of the Company, shall execute and deliver to the Company a blank stock power with respect to all such Indemnitor’s Covered Shares in form and substance reasonably acceptable to a majority of the disinterested members of the Company’s board of directors. Such request may be made at the time of issuance of the stock certificate(s) representing such Covered Shares.

(d)           Restrictive Legend.  Each Indemnitor, promptly upon the request of the Company, shall cause the stock certificate(s) evidencing such Indemnitor’s Covered Shares to bear a restrictive legend substantially as follows:

The shares represented by this certificate are subject to that certain Irrevocable Undertaking of Indemnification dated as of July 26th, 2010 (the “Undertaking”), by and among Integrity Applications, Inc. (the “Company”), Avner Gal, Zvi Cohen, Ilana Freger, David Malka, and Alexander Raykhman, a copy of which is available for inspection without cost at the principal office of the Company.  The shares represented by this certificate may not be sold, assigned, transferred or otherwise disposed of except in compliance with the Undertaking, and are subject to forfeiture, cancellation and termination pursuant to the Undertaking.

The Company is hereby authorized to cause such restrictive legend to be placed on any stock certificate(s) representing each Indemnitor’s Covered Shares at the time of issuance of such stock certificate(s).

7.           Existing Protection Agreement.  While the Company and all of the other parties hereto believe that Dimri’s anti-dilution protection afforded by the Investment Agreement was effectively terminated in connection with the Merger, for the avoidance of any doubt, in the event of any conflict between the provisions of the Existing Protection Agreement (if and to the extent in force and effect) and the provisions of this Undertaking, the provisions of this Undertaking shall control only with respect to the parties hereto.

8.           Enforcement of this Undertaking.

(a)           Situs of Litigation.  Each of the parties to this Undertaking hereby affirmatively submits to the jurisdiction of the State of Delaware.  In any action, suit, proceeding, litigation, arbitration, or other legal proceeding of any kind or nature to enforce, and/or involving any dispute or matter under, arising out of or otherwise relating to, this Undertaking, the parties to this Undertaking each hereby (i) covenants and agrees that they shall be subject to the personal jurisdiction of the State of Delaware, U.S.A., including any court of record of the State of Delaware or any court of the United States of America located in the State of Delaware, and shall be subject to all court rules thereof, (ii) consents to the jurisdiction of each such court, (iii) agrees that venue shall be proper in any such court (and hereby waives any objection to the laying of venue in any such court), and (iv) EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY SUCH ACTION, SUIT, PROCEEDING, LITIGATION, ARBITRATION, OR OTHER PROCEEDING OF ANY KIND OR NATURE.

(b)           Injunction.  The parties to this Undertaking hereby acknowledge and agree that the breach or threatened or attempted breach of any provision of this Undertaking by any party hereto will cause irreparable harm for which any remedies at law would be inadequate.  Accordingly, in the event of any breach or threatened or attempted breach of any provision of this Undertaking by any party hereto, each of the other parties hereto shall, in addition to and not to the exclusion of any other rights and remedies at law or in equity, be entitled to temporary and permanent injunctive relief restraining such breach, and/or to a decree for specific performance of the provisions hereof, all (if and to the extent permitted by applicable law) without being required to show actual damage or irreparable harm, and (if and to the extent permitted by applicable law) without having to furnish any bond or other security.

(c)           Forfeiture.  In the event any Covered Shares are not transferred to Dimri Holdings and/or the Company, as the case may be, as required by Section 3 within ten (10) business days of the date such transfer is required by Section 3, then such Covered Shares shall be deemed automatically forfeited to the Company, terminated and cancelled, and the Company may make (or cause to be made) appropriate notations in its books and records with respect to such forfeiture, termination and cancellation.  Time is of the essence with respect to this Undertaking.

9.           Miscellaneous.  This Undertaking (including its Exhibits) sets forth all of the promises, agreements, understandings, warranties, representations and covenants among the parties hereto with respect to the subject matter hereof.  The Introductory Statement set forth as the introduction to this Undertaking, and the Exhibits to this Undertaking, are hereby incorporated into this Undertaking as fully as if set forth in full herein.  This Undertaking shall be governed by the laws of the State of Delaware, without giving effect to the principles of choice of law or conflicts of law.  The parties acknowledge that each party has reviewed this Undertaking and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party will not be employed in the interpretation of this Undertaking.  All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person may require. Every provision of this Undertaking is intended to be severable.  Captions used in this Undertaking are inserted for convenience only and shall not affect the interpretation or construction of this Undertaking.  If any term or provision of this Undertaking is unenforceable, illegal or invalid for any reason whatsoever, such unenforceability, illegality or invalidity shall not affect the enforceability, legality or validity of the remainder of this Undertaking.  This Undertaking is binding upon, and inures to the benefit of, the parties hereto and their respective heirs, executors, administrators, personal and legal representatives, successors and assigns. This Undertaking may be executed in two or more counterparts, each of which shall be deemed an original, and all of which, when taken together, shall constitute one and the same document.  The signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.  It will not be necessary in making proof of this Undertaking or any counterpart hereof to produce or account for any of the other counterparts.  A facsimile, PDF, photocopy, or other electronic copy of an executed counterpart copy of this Undertaking shall be sufficient to bind the party or parties whose signature(s) appear thereon.  Neither this Undertaking nor any provision hereof may be amended, modified, supplemented, waived, discharged or terminated orally, but only by an instrument in writing and subject to the approval by a majority of the disinterested members of the Company’s Board of Directors. This Undertaking is not transferable or assignable, provided, however, that the Company may assign its rights and delegate its duties hereunder to any surviving or successor corporation in connection with a merger or consolidation of the Company with another corporation, a sale, transfer or other disposition of all or substantially all of the Company’s assets to another corporation, or a similar change in control transaction (the “Successor”), without the prior written consent of the Indemnitors, provided that any such Successor shall assume and be bound by all of Company’s obligations and duties hereunder.

[signatures on next page]

IN WITNESS WHEREOF, the Company, by its duly authorized officer, and Gal, Cohen, Ilana, Malka and Raykhman, have each executed this Irrevocable Undertaking of Indemnification as of the date set forth above.

COMPANY:
Integrity Applications Inc.

By:	/s/ Avner Gal
Name:	Avner Gal
Title:	Chief Executive Officer

GAL:

/s/ Avner Gal
Avner Gal

COHEN:

/s/ Zvi Cohen
Zvi Cohen

MALKA:

/s/ David Malka
David Malka

RAYKHMAN:

/s/ Alexander Raykhman
Alexander Raykhman

ILANA:

/s/ Ilana Freger
Ilana Freger

Exhibit A – List of Shares

Name of Shareholder	No. of Shares	After split	Rounded
Avner Gal	191,991	410,150.4	410,151
Ilana Freger	86,676	185,165.9	185,166
Alexander Raykhman	86,676	185,165.9	185,166
David Malka	86,676	185,165.9	185,166
Zvi Cohen	169,312	361,701.2	361,702